Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of September __, 2026 (the “Effective Date”), is entered into by and between Agility Robotics, Inc., a Delaware corporation (including any successors or permitted assigns, the “Company”), and [____] (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company previously engaged the Executive to provide services to the Company pursuant to the terms and conditions of an [Offer Letter]/[Executive Employment Agreement] by and between Company and Executive, dated [_____] (the “Prior Agreement”);

WHEREAS, Company wishes to execute an executive employment agreement (this “Agreement”) with Executive pursuant to which Executive will continue to provide services to the Company subject to the terms and conditions of this Agreement effective as of Effective Date;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1. Scope of Services.

(a) Position. Executive shall serve as the [_____] of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer. Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b) Duties. Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates), except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Chief Executive Officer; provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations and charitable and community affairs, and (iii) serve or continue to serve as a member on the Board of Directors, investment partner or personally invest or hold stake in private companies and received confidential information related thereto subject to written disclosure to the Company for purposes of conflict of interest review (Executive has separately provided written disclosure to the Company related to these matters as of the execution of this Agreement); provided that such service does not interfere with the Executive’s employment duties hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(c) At-Will Employment. During the Term, except for the notice and other requirements set forth in Sections 3 and 4 below, the Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized representative of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement or in other Company plans that are or may be adopted that provide more generous benefits.

2. Compensation.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $[_____] per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed from time to time by the Company and may be increased (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). The Annual Base Salary may not be decreased without the Executive’s consent other than a reduction that is made in connection with base salary reductions of no greater than 25% imposed on all of the Company’s similarly situated employees pursuant to a directive of the Board.

(b) Discretionary Bonus Compensation. For 2026 and thereafter, Executive will be eligible to participate in an annual discretionary bonus program established by the Board of Directors of the Company (the “Board”), or a committee thereof. For 2026 and thereafter, Executive’s annual bonus under such program (the “Annual Bonus”) shall be targeted at 50% of Executive’s then Annual Base Salary (or such higher percentage as determined by the Board or a committee thereof) and shall be pro-rated for partial years of employment (the “Target Bonus”). The Annual Bonus payable under the program shall be determined by the Board, or a committee thereof, in its sole discretion, based on the achievement of performance goals established by the Board, or a committee thereof, and may be more or less than the Target Bonus (and may be zero) depending on achievement of applicable performance goals for the applicable year. The payment of any Annual Bonus will be made in the calendar year following the year for which such Annual Bonus relates, subject to Executive’s continued employment through the applicable payment date.

(c) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.

(d) Expense Reimbursement. During the Term, the Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive shall submit expense reports with appropriate supporting documentation in accordance with the Company’s expense reimbursement policy, and the Company shall reimburse such expenses within a reasonable time following receipt of such documentation in accordance with its ordinary expense reimbursement procedures.

(e) Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations during the Term with the Company hereunder. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company.

3. Events of Termination. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(a) Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined below) upon giving written notice of termination to Executive. Executive’s employment shall terminate on the date indicated by the Company. The determination as to whether Cause exists, and whether Executive has cured any condition alleged to constitute Cause (and such condition is capable of being cured), shall be made by the Board (or a committee thereof) in its sole, good faith discretion. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s commission of (i) an act of fraud, dishonesty, or embezzlement in connection with the performance of Executive’s duties and responsibilities hereunder or otherwise involving the Company or (ii) intentional misrepresentation that results, or could reasonably be expected to result, in economic, financial or reputational injury to the Company; (b) Executive’s failure to perform Executive’s assigned material duties after written notice from the Company; (c) any material breach by Executive of this Agreement or any other material written agreement between Executive and the Company; (d) any material breach by Executive of any material written Company policy (for example, the Company’s anti-harassment policy); (e) Executive’s commission of any act of sexual misconduct, including without limitation sexual harassment of any employee of the Company or sexual relations with a subordinate; or (f) Executive’s commission of (as determined by the Board acting in good faith based on credible evidence), conviction of, or plea of guilty or no contest to, any felony or other crime involving moral turpitude.

(b) Without Cause by the Company. The Company may, at its option, at any time after the Employment Start Date, terminate Executive’s employment at any time for no reason or for any reason whatsoever (other than for Cause) upon thirty (30) days’ written notice to Executive; provided, that the Company may determine whether the notice period is a working or non-working notice period. In case of a non-working notice period, the Executive shall remain in active status through the notice period and the Company will pay Executive the portion of the Annual Base Salary that Executive would have earned and remain eligible for active benefits and continued vesting during the period commencing on the notice date and ending thirty (30) days after the date of the notice.

(c) Termination by Executive without Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder for any or no reason whatsoever by giving thirty (30) days’ prior written notice of termination to the Company; provided, however, that the Company may determine whether the notice period is a working or non-working notice period. In case of a non-working notice period, the Executive shall remain in active status through the notice period and the Company will pay Executive the portion of the Annual Base Salary that Executive would have earned and remain eligible for active benefits and continued vesting during the period commencing on the notice date and ending thirty (30) days after the date of the notice. Notwithstanding the above, the Parties may mutually agree that the Company may accept Executive’s notice of termination and accelerate such notice and make Executive’s termination effective immediately, or on any other date prior to Executive’s intended last day of work as the Parties’ mutually agree is appropriate (and, for the avoidance of doubt, any such acceleration shall not constitute a termination of Executive’s employment by the Company without Cause).

(d) Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder for Good Reason (as defined below) upon giving written notice of termination to the Company, specifying in reasonable detail the reason such termination constitutes Good Reason. For purposes of this Agreement, “Good Reason” is defined as: (a) a material diminution in Executive’s Annual Base Salary or Bonus target, other than a reduction that is made in connection with base salary reductions of no greater than 25% imposed on all of the Company’s similarly situated employees pursuant to a directive of the Board; (b) a material diminution in Executive’s authority, duties or responsibilities or a change in reporting level provided that any change in your authority, duties, responsibilities or a change in reporting level to reflect your placement within a subsidiary, affiliate, division or other business unit or operating entity of an acquirer or successor in connection with change of control, sale, or other similar corporate transaction shall not constitute Good Reason so long as you continue to have materially similar authority, duties, responsibilities and reporting level as those in effect as of immediately prior to the consummation of such transaction; and/or (c) a relocation of Executive’s position more than 75 miles from Executive’s place of work (and/or a prohibition on remote work). Executive may terminate Executive’s employment with the Company on account of Good Reason only after Employee has provided written notice of termination for Good Reason to the Company, within thirty (30) days after Executive first becomes aware of the existence of a condition constituting Good Reason, specifying in reasonable detail the event constituting Good Reason. The Company shall have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the condition constituting Good Reason within such thirty (30) day period, Executive may terminate Executive’s employment within thirty (30) days thereafter.

(e) Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death. As the result of any Disability suffered by Executive, the Company may, upon prior written notice to Executive, terminate Executive’s employment under this Agreement. “Disability” means a disability that qualifies or, had Executive been a participant, would qualify Executive to receive long-term disability payments under the Company’s group long-term disability insurance plan or program or other similar long-term disability insurance plan or program made available by the Company to Executive, as it may be amended from time to time.

(f) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4. The Company’s Obligations Upon Termination.

(a) If, during the Term, Executive’s employment with the Company is terminated for any reason, then the Company will pay or provide to Executive (or to Executive’s authorized representative or estate): (i) any Annual Base Salary earned through the Termination Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, the Company’s expense reimbursement policy); and (iii) any benefits that have vested under any retirement or health or welfare plan of the Company through the Termination Date, which vested benefits will be paid and/or provided in accordance with the terms of such plan. After the Termination Date, except as otherwise expressly provided in this Section 4, Executive will not have any right to, and will not be eligible to receive, any other salary, bonuses, fringe benefits, severance or other compensation or benefits from the Company or under any policy or program of any member of the Company other than those expressly required under applicable law (such as under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)).

(b) If, during the Term, Executive’s employment terminates due to the Company’s termination without Cause or due to Executive’s resignation with Good Reason, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims in the form attached hereto as Exhibit A which includes restrictive covenants consistent with the Invention Agreement (the “Release”) that becomes effective and irrevocable, and Executive’s continued compliance with the terms of this Agreement, the Release, and the Invention Agreement (as defined below), Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:

(i) an amount in cash equal to twelve (12) months (“Severance Period”) of Executive’s then-existing Annual Base Salary (“Severance Payment”), payable, less applicable withholdings and deductions, in the form of salary continuation in regular installments over the twelve (12) month period following the date of Executive’s Separation from Service in accordance with the Company’s normal payroll practices with the first of such installments to commence on the second regular payroll date following the Release Expiration Date;

(ii) any Annual Bonus that has not been paid for the year prior to the Termination Date to be paid in a lump sum, less applicable withholdings and deductions, with the first Severance Payment;

(iii) pro rata Annual Bonus for the year in which the Termination Date occurs calculated by multiplying (A) Executive’s target Annual Bonus by (B) a fraction, (1) the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through and including the Termination Date, and (2) the denominator of which is three hundred sixty five (365), to be paid in a lump sum, less applicable withholdings and deductions with the first Severance Payment; and

(iv) during the period commencing on the Termination Date and ending on the earlier of the twelve (12) month anniversary thereof or the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any), at the same levels and costs in effect on the Termination Date (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).

(v) Notwithstanding any other provision of this Agreement, if Executive’s employment is terminated by the Company without Cause, but it is later determined within 90 days of such termination date that Cause existed at the time of or prior to such termination, then (1) Executive will not be entitled to any further Severance Payments and any and all Severance Payments to be made by the Company to Executive hereunder shall cease, and (2) Executive shall return to the Company any Severance Payments actually received by the Executive in the 90-day period prior.

5. Restrictive Covenants. Executive has previously executed an invention and restrictive covenant with the Company (the “Invention Agreement”). Executive agrees to abide by the terms of the Invention Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Invention Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Invention Agreement.

6. Arbitration. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof, Executive’s employment with or termination of employment from the Company (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator in [Oregon], pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company will provide to Executive upon reasonable request. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of [Oregon] or applicable Federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses called by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its, their, his, or her own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or Executive from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND EXECUTIVE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE ITS, THEIR, HIS, OR HER RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND EXECUTIVE WAIVE ITS, THEIR, HIS, OR HER RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.

7. Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the Parties hereto by notice similarly given:

If to Executive:

[_____]

Telephone: [_____]

Email: [_____]

If to the Company:

Agility Robotics, Inc.

Attn: Chief Executive Officer

Email: peggy.johnson@agilityrobotics.com

With a copy to:

Agility Robotics, Inc.

Attn: Chief Legal and People Officer

Email: ana.lang@agilityrobotics.com

All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the Party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service, and shall be effective upon personal delivery, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service. Email notice shall also be sent to the Parties.

8. Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Confidentiality. Executive shall keep as confidential all non-public information received from the Company in conjunction with this Agreement, except (i) as requested by the Company or its legal counsel or (ii) as required by legal proceedings; provided, however, that if Executive or Executive become legally compelled to disclose any of the confidential information, Executive shall, if permitted by law or process, give the Company reasonable notice (of at least five (5) business days’ notice, if possible and practicable) prior to such disclosure. All obligations as to non-disclosure shall cease as to any part of such information to the extent such information is or becomes public other than as a result of a breach of this provision of the Agreement. For the avoidance of doubt, nothing contained in this Agreement is intended to nor limits, restricts or in any other way affects Executive from (i) communicating with, cooperating with, making a disclosure to, participating in a proceeding before, providing information to or receiving financial awards from, or reporting any good faith allegations of unlawful conduct to any federal, state, or local governmental agency or entity, any regulator or any other official or staff person of a governmental agency or entity, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, as well as any agency’s inspector general or any attorney general, without notifying or seeking permission from the Company, (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful, (iv) testifying pursuant to a court order, subpoena, written request from an administrative agency or legislature, or other legal process or making any truthful statement or disclosure required by law, regulation or legal process, or (v) requesting or receiving legal advice. Executive acknowledges that Executive has been provided notice of Executive’s immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

10. Entire Agreement. This Agreement along with the Invention Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding the matters described herein. For the avoidance of doubt, as of the Effective Date, this Agreement supersedes and replaces the Prior Agreement in its entirety; provided, however, that any existing equity award agreements (and the applicable equity plan(s)) and the Invention Agreement referenced therein shall remain in full force and effect in accordance with their terms.

11. Amendment, Waiver and Headings. This Agreement may not be amended except by written agreement executed by all parties hereto. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision. The Section headings herein are included for convenience only and are not to be considered in applying or interpreting the provisions of this Agreement.

12. Section 409A.

(a) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Should the parties have concerns that any provision of this Agreement does not comply with or is exempt from Section 409A, the parties agree to work collaboratively to address any compliance issues to avoid any taxes that may be imposed on Executive.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”)

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(f) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Termination Date, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 12(f), such amounts shall be paid in a lump-sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to (C), above, on the first payroll period to occur in the subsequent taxable year, if later.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any provision hereof requiring written consent, confirmation, or other similar communication may be satisfied through electronic communication, including the use of electronic signatures for execution of this agreement.

[Signature Page to Follow]

The Parties state that they have read and understand the foregoing and that they intend to be bound thereto.

AGILITY ROBOTICS, INC.

By:
Name:	Peggy Johnson
Title:	Chief Executive Officer
Date:

[________]

By:
Date:

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

Exhibit A

RELEASE OF CLAIMS

For good and valuable consideration, the undersigned executive (“Executive”) enters into this Release of Claims (this “Release”), as of the date of Executive’s signature below.

1. Release. Except as excluded below in Section 3, Executive, for Executive and Executive’s agents, successors, heirs and assigns (all of whom are hereinafter individually and collectively referred to in this Section as “Releasors”), hereby releases, remises and forever discharges Agility Robotics, Inc. (the “Company”) and any of its parent companies, subsidiaries, and affiliates, and any of their respective predecessors, successors, and assigns, and each of their respective owners, members, managers, directors, trustees, agents, lenders, shareholders, employees, officers, representatives, attorneys, investors and insurers, and all persons acting by, through, under and/or in concert with any of foregoing (all of whom are hereinafter individually and collectively referred to in this Section as “Released Parties”) of and from, and agrees to not sue any Released Parties regarding, any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature, in law or in equity or otherwise, which any Releasor has had, now has, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of time up to and including the date of Executive’s signature below, including but not limited to claims for: (a) violation of any written or unwritten contract, agreement, policy, benefit plan, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including claims under any applicable state wage act); (b) violation of any statute, ordinance, executive order, regulation or constitution, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), and the Employee Retirement Income Security Act of 1974, each as amended and as applicable; and/or (c) violation of any public policy or common law of any state or other jurisdiction relating to employment or personal injury.

2. Known and Unknown Claims. Without limiting the generality of Section 1, Executive agrees that Section 1 includes a waiver of any known or unknown claims and, thus, Executive, on behalf of Executive and the other Releasors, hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR ANY RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive expressly waives and relinquishes all rights and benefits under Section 1542 or any other state statute or common law principle of similar effect, including but not limited to Virginia Code § 8.01-35.1, South Dakota Codified Laws § 20-7-11, and any other jurisdiction’s law that limits the scope of a general release to known claims.

3. Exceptions. Notwithstanding the generality of the foregoing, nothing in this Release shall (a) operate to release any rights or claims of Executive to the payments and benefits set forth in Section 4(b) of the Employment Agreement dated as of September [●], 2026, between Executive and the Company, or to payment of any accrued but unpaid base salary or hourly pay for hours already worked, or (b) restrict Executive from: (i) filing a claim for unemployment or workers’ compensation benefits; (ii) filing a charge of discrimination, harassment or retaliation with the U.S. Equal Employment Opportunity Commission or similar state or local agency; provided, however, Executive releases Executive’s right to obtain damages or other relief in connection with such charge or any charge brought on Executive’s behalf; (iii) reporting possible violations of law to, providing non-privileged information to, or receiving financial awards from, any federal, state, or local governmental agency, any attorney general, or law enforcement; (iv) engaging in concerted activity under Section 7 of the U.S. National Labor Relations Act, if Executive was a non-supervisory employee under such law; (v) challenging the effectiveness of this Release under the OWBPA, if applicable; (vi) enforcing Executive’s rights to any vested benefits under any retirement plan, which shall remain subject to the terms and conditions of such plan; (vii) electing continued coverage under COBRA at Executive’s sole expense; or (viii) pursuing claims arising after the date of Executive’s signature below; (ix) exercising any rights that cannot be waived as a matter of law under applicable state statute, including but not limited to rights under applicable state whistleblower protection statutes or discussing or disclosing the underlying facts of any claim of discrimination, harassment, or retaliation in the workplace.

4. Review Period; Effective Date. Executive acknowledges that: (a) Executive has [twenty-one (21)][forty-five (45)] calendar days from the date of receipt to consider this Release [and the enclosed OWBPA Disclosure] or, if Executive has received a notice of termination of employment from the Company and Executive’s date of termination occurs after the expiration of such [twenty-one (21)][forty-five (45)] calendar day period, until the fifth (5th) business day following such date of termination (the “Review Period”); (b) Executive has seven (7) calendar days following the date Executive timely signs this Release to revoke this Release, by sending a written revocation signed by Executive to the Company prior to the expiration of such revocation period, to the address provided below; and (c) provided Executive timely signs and returns Executive’s executed Release to the Company prior to the expiration of the Review Period (but in no event earlier than the date of Executive’s termination of employment, if Executive has received a notice of termination of employment from the Company) and does not timely revoke the Release, this Release will become effective and irrevocable on the eighth (8th) calendar day after Executive timely signs the Release (the “Effective Date”).

5. Restrictive Covenants. Executive agrees and acknowledges that the Executive remains subject to the post employment restrictive covenants set forth in the Invention Agreement.

6. Acknowledgment. By signing below, Executive acknowledges and agrees that: (a) Executive has had a reasonable period of time to review and consider this Release; (b) if Executive signs this Release prior to the expiration of the Review Period, Executive does so knowingly and voluntarily and waives the remainder of the Review Period; (c) the Company hereby advises Executive to consult with an attorney prior to signing this Release; (d) Executive represents that Executive has either so consulted with Executive’s attorney or has voluntarily chosen to not consult with Executive’s attorney prior to signing this Release; and (e) Executive is signing this Release voluntarily and without duress.

To timely sign this Release, Executive must sign and date this Release in the spaces provided below and send Executive’s executed Release to the Company, to the attention of [insert name] and [insert email or other method of delivery], prior to the expiration of the Review Period.

Executive

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